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                                                                       EXHIBIT 8

September   , 1998

Republic Bancshares, Inc.
111 Second Avenue, N.E.
Suite 300
St. Petersburg, FL 33701

           Re: Proposed Merger of Lochaven Federal Savings and Loan
               Association with and into Republic Bank

Ladies and Gentlemen:

     We have acted as special tax counsel to Republic Bancshares, Inc. ("Bancshares"), a corporation organized and existing under the laws of the State of Florida, in connection with the federal income tax consequences of the proposed merger of Lochaven Federal Savings and Loan Association ("Lochaven"), a bank organized and existing under the laws of the State of Florida, with and into Bancshares's wholly owned subsidiary, Republic Bank ("Republic"), a bank organized and existing under the laws of the State of Florida. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of May 6, 1998, by and among Lochaven, Republic and Bancshares (the "Agreement"). All shares, other than any held as treasury stock which will be cancelled and retired, and those shares for which the holders have demanded and perfected the demand for payment of the "fair or appraised value" in accordance with Section 658.44(4) and (5) and Section 655.414 (1)(e) of the Florida Statutes, shall be converted into the right to receive Bancshares common stock in accordance with the Exchange Ratio.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1) the Agreement;

     (2) the Registration Statement on Form S-4 filed by Republic (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, on September 18, 1998, including the Proxy Statement/Prospectus for the Special Meeting of the Stockholders of Lochaven (the "Proxy Statement/Prospectus"); and

     (3) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed by each of Republic, Bancshares and Lochaven to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and factual representations as we have deemed relevant and necessary through consultation with various officers and representatives of Bancshares, Republic and Lochaven and through certificates provided by the management of Bancshares and Republic and the management of Lochaven (the "Certificates"), the accuracy and completeness of which we have neither investigated nor verified.
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Republic Bancshares, Inc.
September   , 1998
Page  2

     Based solely on the foregoing, and assuming that the Merger will take place as described in the Agreement and in a manner qualifying as a statutory merger under applicable law, and that the representations made by Bancshares, Republic and Lochaven in the Certificates are true correct at the time of the consummation of the Merger, we are of the opinion under presently applicable federal income tax law that:

     (1) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and Republic, Lochaven and Bancshares will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized by the Lochaven stockholders upon the receipt of Bancshares Common Stock solely in exchange for their shares of Lochaven Common Stock (except with respect to any cash received in lieu of a fractional share interest in Bancshares Common Stock).

     (3) The aggregate tax basis of the Bancshares Common Stock received by the Lochaven stockholders in the Merger will be the same as the basis of the Lochaven Common Stock surrendered in exchange therefor less the basis of any fractional share of Bancshares Common Stock settled by cash payment.

     (4) The holding period of the Bancshares Common Stock received by the Lochaven stockholders in the Merger will include the period during which the Lochaven Common Stock surrendered in exchange therefor was held, provided that the Lochaven Common Stock was held as a capital asset at the Effective Time.

     (5) The payment of cash to Lochaven stockholders in lieu of fractional share interest of Bancshares Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Bancshares. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

     (6) Where solely cash is received by a Lochaven stockholder, in exchange for Lochaven Common Stock pursuant to the exercise of dissenter's rights, such cash will be treated as having been received in redemption of his Lochaven Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the factual statements and representations contained in the Certificates, the additional information that we have obtained, and the statements set out herein, all of which we have assumed to be true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions may not be relied on if any of the facts pertinent to the federal income tax treatment of the Merger stated in the documents and Certificates is, or later becomes, inaccurate. Our opinions are limited to the federal income tax matters specifically covered thereby and are qualified and limited to the same extent specified in the Proxy Statement/Prospectus under the caption "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger", and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger. This opinion is provided solely for the use and benefit of Bancshares; no other person is entitled to rely on this opinion.

     We consent to the use of this opinion and to the references made to the firm in the Registration Statement under the captions "Summary -- Certain Federal Income Tax Consequences of the Merger" and "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger" and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                                   HOLLAND & KNIGHT LLP